UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 8, 2008

Arena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

000-31161

23-2908305

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

6166 Nancy Ridge Drive, San Diego, California 92121

(Address of principal executive offices)   (Zip Code)

858.453.7200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Arena Pharmaceuticals,” “Arena,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc. and its wholly owned subsidiaries, unless the context otherwise provides.

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, on December 17, 2007 (Pacific Time), Arena Pharmaceuticals GmbH (“Arena GmbH”), our subsidiary, entered into an Asset Purchase Agreement with Siegfried Ltd (the “Agreement”) to purchase from Siegfried certain drug product finishing facility assets and technology, including fixtures, equipment, other personal property and real estate assets (collectively, the “Acquired Assets”). This transaction closed on January 9, 2008 (the “Closing”).

At the Closing, Siegfried and Arena GmbH entered into a toll manufacturing agreement, under which, until at least December 31, 2010, Siegfried agreed to sub-contract to Arena GmbH the manufacture of drug product previously manufactured by Siegfried for its customers, and Arena GmbH agreed to perform such manufacturing up to certain specified amounts. In addition, under the toll manufacturing agreement, Siegfried guarantees the following minimum level of cost absorption through December 31, 2010: CHF 8.2 million in 2008, CHF 7.0 million in 2009 and CHF 6.6 million in 2010.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated into this Item 3.02 by reference. In connection with the Closing, on January 8, 2008, Arena Pharmaceuticals, Inc. issued 1,488,482 shares of its common stock in a private placement to Siegfried Ltd as part of payment of the purchase price of the Acquired Assets. The stock is subject to a lock-up agreement for a period of three years from such date. For the issuance and sale of the stock to Siegfried, an accredited investor, we relied on the exemption from registration provided under Section 4(2) of the Securities Act of 1933.

Item 8.01 Other Events.

On January 9, 2008, we announced positive results from a single dose Phase 1a clinical trial of APD791 and the initiation of a multiple dose Phase 1b clinical trial to further evaluate the compound’s safety, pharmacokinetics and pharmacodynamics. APD791 is our internally discovered oral drug candidate intended for the treatment of arterial thrombosis.

The Phase 1a trial was a randomized, placebo-controlled, double-blind, single-ascending dose trial in 90 healthy male and female volunteers. Doses originally intended for study ranged from 1 mg to 160 mg, but due to favorable tolerability the maximum dose was increased to 320 mg. Doses were well tolerated, without any dose related adverse events, such that a maximum tolerated dose could not be defined despite achieving high concentrations in blood. APD791 was rapidly absorbed and exposures were generally related to dose. Terminal half-life (t1/2) of the parent plus active metabolites was also related to dose, and was approximately 11 hours at the higher doses. Dose dependent inhibition of serotonin-mediated amplification of platelet aggregation was demonstrated starting at the 1 mg dose, supporting APD791 preclinical data and establishing initial clinical validation of APD791’s novel mechanism of action.

Based on the positive Phase 1a results, a Phase 1b trial was initiated. The Phase 1b trial is a randomized, placebo-controlled, double-blind, multiple-ascending dose trial in up to 50 healthy male and female volunteers between the ages of 19 and 45 years old. In addition to evaluating APD791’s safety and tolerability profile, the trial will also evaluate the pharmacokinetics and pharmacodynamics of multiple oral doses of APD791 over a period of one week. Results from the Phase 1b trial are anticipated in mid 2008.

Forward-Looking Statements

Certain statements in this Form 8-K are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the protocol, design, scope and other aspects, including the timing of results, of the Phase 1b clinical trial of APD791 and the tolerability, side effects and efficacy of APD791. Actual events or results may differ materially from our expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our planned clinical trials and studies may not proceed at the time or in the manner we expect or at all, the results of preclinical studies or clinical trials may not be predictive of future results, our ability to partner lorcaserin, APD125, APD791 or other of our compounds or programs, the timing, success and cost of our research, out-licensing endeavors and clinical trials, our ability to obtain additional financing, our ability to obtain and defend our patents, and the timing and receipt of payments and fees, if any, from our collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by our forward-looking statements are disclosed in our filings with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the time of the filing of this Form 8-K. We disclaim any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2008	Arena Pharmaceuticals, Inc.

	By:	/s/ Steven W. Spector
Steven W. Spector
Senior Vice President, General Counsel and
Secretary